EXHIBIT 99.1

NEWS RELEASE *FOR IMMEDIATE RELEASE*	**Contact:** **Transcontinental Realty Investors, Inc.** **Investors Relations** **Gene Bertcher (800) 400-6407** **investor.relations@transconrealty-invest.com**

Transcontinental Realty Investors, Inc. Reports Second Quarter 2015 Results

DALLAS (November 13, 2015) -- Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, reported results of operations for the third quarter ended September 30, 2015. TCI announced today that the Company reported net loss applicable to common shares of approximately ($6.8) million, including $0.9 million in gains on the sale of land and $0.7 million in gains on sale of income producing properties, or ($0.79) per diluted earnings per share, for the three months ended September 30, 2015, as compared to a net loss applicable to common shares of ($2.6) million or ($0.29) per diluted earnings per share for the same period ended 2014.

For the nine months ending September 30, 2015, a net loss applicable to common shares of ($7.0) million or ($0.81) per diluted earnings per share was reported, as compared to a net income applicable to common shares of $3.8 million or $0.45 per diluted earnings per share for the same period ended 2014.

During the three months ended September 30, 2015, we acquired two income-producing properties. "The Company remains highly focused on expanding our multifamily portfolio and enhancing the underlying value of our commercial assets. At the same time, we continue to seek out unique opportunities to secure strategic sales and/or the development of various parcels of land. We also strive aggressively in obtaining improvements associated with operating performance in terms of revenue growth and expense control. We remain significantly focused by paying close attention to all details of our business throughout our organization"; said Daniel J. Moos, the Company's President and CEO. "Most assuredly, we will continue to be very aware as to the overall economic climate and remain vigilant in our ability to rapidly adjust our business strategies accordingly."

Rental and other property revenues were $27.5 million for the three months ended September 30, 2015. This represents an increase of $9.0 million, as compared to the prior period revenues of $18.5 million. This change, by segment, is an increase in the apartment portfolio of $5.5 million, and an increase in the commercial portfolio of $3.5 million. Within the apartment portfolio there was an increase of $4.8 million in the acquired property portfolio and an increase of $0.7 million in the same property portfolio. Our apartment portfolio continues to thrive in the current economic conditions with occupancies averaging approximately 95%. We have been able to surpass expectations due to the high-quality product offered, the strength of our management team and our commitment to our tenants. Within the commercial portfolio there was an increase of $1.8 million in the acquired property portfolio and increase of $1.7 million in the same store properties. We are continuing to market our properties aggressively to attract new tenants and strive for continuous improvement of our properties to maintain our existing tenants.

Property operating expenses were $14.2 million for the three months ended September 30, 2015. This represents an increase of $4.1 million, as compared to the prior period operating expenses of $10.1 million. This change, by segment, is an increase in the apartment portfolio of $2.5 million, and an increase in the commercial portfolio of $1.6 million. Within the apartment portfolio there was an increase of $2.0 million in the acquired properties portfolio and an increase of $0.5 million in the same property portfolio. Within the commercial portfolio there was an increase of $1.5 million in the acquired properties portfolio and an increase of $0.1 million in the same store properties.

Depreciation and amortization expenses were $6.5 million for the three months ended September 30, 2015. This represents an increase of $2.1 million as compared to prior period depreciation of $4.4 million. The majority of this change is in the apartment portfolio related to an increase in the acquired properties portfolio.

Mortgage and loan interest expense, including deferred borrowing costs amortization, was $12.0 million for the three months ended September 30, 2015. This represents an increase of $4.0million, as compared to the prior period expense of $8.0 million. This change by segment is an increase in the other portfolio of $2.4 million, and an increase in the apartment portfolio of $0.95 million. Within the other portfolio, the majority of this increase is due to the securing of a new loan in the current period, which was utilized to drive the acquisition and development activities of the Company. The increase in the apartment portfolio is the result of the addition of income producing properties offset by mortgage refinances to lower interest rates.

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Interest income was $2.5 million for the three months ended September 30, 2015. This represents a decrease of $0.6 million, as compared to the prior year income of $3.1 million and is due to lower note receivable balances over the period.

Gain on land sales increased for the three months ended September 30, 2015, as compared to the prior period. In the current period we sold 155.16 acres of land in two transactions for a sales price of $2.9 million and recorded a gain of $1.0 million.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. For more information, visit the Company's website at www.transconrealty-invest.com.

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TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(dollars in thousands, except per share amounts)
Revenues:
Rental and other property revenues (including $211 and $175 for the three months and $591 and $526 for the nine months ended 2015 and 2014, respectively, from related parties)	$27,539	$18,466	$73,599	$55,281

Expenses:
Property operating expenses (including $192 and $162 for the three months and $522 and $481 for the nine months ended 2015 and 2014, respectively, from related parties)	14,195	10,077	35,987	28,640
Depreciation and amortization	6,555	4,415	16,305	12,967
General and administrative (including $489 and $714 for the three months and $2,036 and $2,114 for the nine months ended 2015 and 2014, respectively, from related parties)	1,146	1,131	4,191	5,417
Net income fee to related party	51	(186)	142	514
Advisory fee to related party	2,666	1,826	6,561	5,490
Total operating expenses	24,613	17,263	63,186	53,028
Net operating income	2,926	1,203	10,413	2,253

Other income (expenses):
Interest income (including $2,503 and $2,718 for the three months and $8,861 and $8,835 for the nine months ended 2015 and 2014, respectively, from related parties)	2,505	3,064	9,260	9,181
Other income (expense)	(77)	344	4	741
Mortgage and loan interest (including $0 and $0 for the three months and $31 and $31 for the six months ended 2015 and 2014, respectively, from related parties)	(12,006)	(8,043)	(29,703)	(23,329)
Loan charges and prepayment penalties	(1,544)	(1,044)	(2,250)	(2,626)
Earnings (losses) from unconsolidated joint ventures and investees	(4)	10	39	(5)
Litigation settlement (expense)	(85)	(86)	(203)	3,666
Total other expenses	(11,211)	(5,755)	(22,853)	(12,372)
Loss before gain on land sales, non-controlling interest, and taxes	(8,285)	(4,552)	(12,440)	(10,119)
Gain on sale of income producing properties	735	-	735	-
Gain on land sales	997	40	5,124	634
Net income (loss) from continuing operations before taxes	(6,553)	(4,512)	(6,581)	(9,485)
Income tax benefit (expense)	16	786	107	5,030
Net income (loss) from continuing operations	(6,537)	(3,726)	(6,474)	(4,455)
Discontinued operations:
Net income (loss) from discontinued operations	47	477	306	(454)
Gain on sale of real estate from discontinued operations	-	1,770	-	14,826
Income tax benefit (expense) from discontinued operations	(16)	(786)	(107)	(5,030)
Net income (loss) from discontinued operations	31	1,461	199	9,342
Net income (loss)	(6,506)	(2,265)	(6,275)	4,887
Net income (loss) attributable to non-controlling interest	(95)	(81)	(82)	(292)
Net income attributable to Transcontinental Realty Investors, Inc.	(6,601)	(2,346)	(6,357)	4,595
Preferred dividend requirement	(227)	(227)	(673)	(778)
Net income (loss) applicable to common shares	$(6,828)	$(2,573)	$(7,030)	$3,817

Earnings per share - basic
Net income (loss) from continuing operations	$(0.79)	$(0.46)	$(0.83)	$(0.65)
Net income from discontinued operations	-	0.17	0.02	1.10
Net income (loss) applicable to common shares	$(0.79)	$(0.29)	$(0.81)	$0.45

Earnings per share - diluted
Net income (loss) from continuing operations	$(0.79)	$(0.46)	$(0.83)	$(0.65)
Net income from discontinued operations	-	0.17	0.02	1.10
Net income (loss) applicable to common shares	$(0.79)	$(0.29)	$(0.81)	$0.45

Weighted average common shares used in computing earnings per share	8,717,767	8,688,018	8,717,767	8,505,991
Weighted average common shares used in computing diluted earnings per share	8,717,767	8,688,018	8,717,767	8,505,991

Amounts attributable to Transcontinental Realty Investors, Inc.
Net income (loss) from continuing operations	$(6,632)	$(3,807)	$(6,556)	$(4,747)
Net income from discontinued operations	31	1,461	199	9,342
Net income	$(6,601)	$(2,346)	$(6,357)	$4,595

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2015	2014
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$939,024	$781,794
Real estate subject to sales contracts at cost, net of depreciation ($194 for 2015 and $4,278 for 2014)	10,583	20,395
Less accumulated depreciation	(133,888)	(113,068)
Total real estate	815,719	689,121
Notes and interest receivable:
Performing (including $60,443 in 2015 and $77,853 in 2014 from related parties)	67,626	84,863
Non-performing	-	584
Less allowance for doubtful accounts (including $1,825 in 2015 and 2014 from related parties)	(1,825)	(1,990)
Total notes and interest receivable	65,801	83,457
Cash and cash equivalents	11,958	12,201
Restricted cash	42,163	48,238
Investments in unconsolidated joint ventures and investees	2,178	1,543
Receivable from related party	101,031	58,404
Other assets	37,727	37,441
Total assets	$1,076,577	$930,405

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$754,604	$588,749
Notes related to real estate held for sale	585	1,552
Notes related to real estate subject to sales contracts	7,765	18,616
Deferred gain (from sales to related parties)	51,356	51,356
Accounts payable and other liabilities (including $2,872 in 2015 and $4,909 in 2014 to related parties)	35,756	36,684
Total liabilities	850,066	696,957

Shareholders’ equity:
Preferred stock, Series C: $0.01 par value, authorized 10,000,000 shares; issued and outstanding zero shares in 2015 and 2014 (liquidation preference $100 per share). Series D: $0.01 par value, authorized, issued and outstanding 100,000 shares in 2015 and 2014 (liquidation preference $100 per share)	1	1
Common stock, $0.01 par value, authorized 10,000,000 shares; issued 8,717,967 shares in 2015 and 2014; outstanding 8,717,767 shares in 2015 and 2014	87	87
Treasury stock at cost, 200 shares in 2015 and 2014	(2)	(2)
Paid-in capital	270,976	271,649
Retained earnings	(62,808)	(56,451)
Total Transcontinental Realty Investors, Inc. shareholders' equity	208,254	215,284
Non-controlling interest	18,257	18,164
Total shareholders' equity	226,511	233,448
Total liabilities and shareholders' equity	$1,076,577	$930,405